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Exhibit 5.1

March 7, 2013

Threshold Pharmaceuticals, Inc.

170 Harbor Way, Suite 300

South San Francisco, California 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 7, 2013 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,350,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance under the Company’s 2004 Amended and Restated Equity Incentive Plan and the Company’s Amended and Restated 2004 Employee Stock Purchase Plan (collectively, the “Plans”).

As counsel to the Company, we have examined the proceedings taken or to be taken by the Company in connection with the adoption of the Plan and the authorization and registration of the Shares, and such documents as we have deemed necessary to render this opinion. For purposes of rendering the opinion below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any prospectus contained therein, and any amendments or supplements thereto.

Very truly yours,

/s/ Morrison & Foerster LLP